EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

    THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 13, 2014 (the “Effective Date”), by and between Cadiz Inc., a Delaware corporation (the "Company") and Keith Brackpool, an individual ("Brackpool").

    WHEREAS, Brackpool is currently employed by the Company under the terms and conditions described in an employment agreement with the Company dated May 22, 2009 (the ”2009 Agreement”);

    WHEREAS, on April 25, 2014, the Board of Directors of the Company approved and adopted, subject to approval by this Company’s stockholders, the Company’s 2014 Equity Incentive Plan (the “2014 Plan”);

    WHEREAS, on June 10, 2014, the Company’s stockholders voted to approve the 2014 Plan;

    WHEREAS, the Company and Brackpool wish to amend and restate the 2009 Agreement pursuant to the terms and conditions set forth in this Agreement and the 2014 Plan; and

    WHEREAS, this Agreement shall constitute an “Award Agreement” as defined in the 2014 Plan; and

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Brackpool (collectively, the “Parties”) agree as follows:

    1.           TERM OF EMPLOYMENT.  The terms and conditions of Brackpool's employment under this Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with the termination provisions of Section 6 below.

    2.           DUTIES.  Brackpool shall be employed as the Chairman of the Board of Directors of the Company (“Chairman”).  Brackpool's duties and responsibilities shall relate, generally, to those ordinarily performed by the Chairman of a publicly traded corporation.  Brackpool further consents to serve in further capacities as an officer and/or director of the Company or any subsidiary or affiliate of the Company without any additional salary or compensation.  Brackpool's base of operations shall be at the corporate headquarters office of the Company in Los Angeles, California, unless changed by mutual agreement.  However, Brackpool shall also render services at such other sites as necessary from time to time to properly perform his duties.

    3.           NECESSARY SERVICES.

       a.           Performance of Duties.  Brackpool agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor.  Provided that Brackpool otherwise performs his duties in a satisfactory manner, nothing herein shall require Brackpool to provide such services on a full-time basis or  shall preclude Brackpool from spending a reasonable amount of time in the pursuit of other business opportunities, the management of his personal investments or with any charitable or civic venture with which Brackpool may be involved as long as such activities do not result in any conflicts with respect to Brackpool’s duties to the Company hereunder, or violate any conflicts of interest policy which may be maintained from time to time by the Company.

       b.           Exclusive Services.  Brackpool agrees that during the period of his employment hereunder, Brackpool shall, subject to subsection (a), above, provide services exclusively pursuant to this Agreement, and Brackpool will not, without the prior written consent of the Company (which consent may not be unreasonably withheld), directly or indirectly:

          (i)  engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged anywhere in the United States, its possessions or territories, in any business competitive with the business then being carried on by the Company or any affiliate;

          (ii)  plan or organize any business activity competitive with the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or

          (iii)  divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for himself or for any other person, firm, partnership, corporation or other business entity.

    4.           BASE COMPENSATION.  Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay to Brackpool a base cash salary of $275,000 per annum.  Payments of base salary shall be made in accordance with the normal payroll practices of the Company.  Notwithstanding the foregoing, and with respect to the period commencing July 1, 2014 and ending December 31, 2016, Brackpool agrees that, effective July 1, 2014 on a pro-rata basis through the remaining six months of calendar 2014 and the entire calendar years 2015 and 2016, his base salary shall be reduced to $35,000 in cash per annum (subject to Brackpool’s receipt of restricted stock units as described in Section 5(a) below).

    5.           OTHER COMPENSATION. In addition to the base compensation set forth in Section 4 above, the Company agrees to provide additional compensation (“Other Compensation”) to Brackpool as follows:

       a.           RSU Grants – Quarterly Vesting. . Concurrently with the reduction in Brackpool’s base cash salary as described in Section 4 above, on July 1, 2014 the Company shall grant to Brackpool 100,000 restricted stock units (“RSU’s”) pursuant to the 2014 Plan.  The RSU’s shall vest ratably in ten equal quarterly installments on the final day of every quarter over the 30 month period commencing July 1, 2014, subject to Brackpool’s continuing employment as of each such vesting date.  Notwithstanding such vesting schedule, all outstanding but as yet unvested RSU’s provided for in this subsection (a) shall accelerate and immediately vest on the first to occur of (x) a Change in Control (as defined in the 2014 Plan) or (y) the date of the termination of this agreement (i) by Brackpool pursuant to Section 6(a)(iv) below, (ii) by the Company without Cause pursuant to Section 6(a)(v) below or (iii) as a result of Brackpool’s death or Disability pursuant to Section 6(a)(i) below.  All vested RSU’s (whether vesting ratably or by acceleration) shall be distributed to Brackpool in shares of the Company’s stock on the earlier of (A) January 1, 2017, (B) the date a Change in Control occurs or (C) the date of the termination of this agreement (i) by Brackpool pursuant to Section 6(a)(iv) below, (ii) by the Company without Cause pursuant to Section 6(a)(v) below or (iii) as a result of Brackpool’s death or Disability pursuant to Section 6(a)(i) below.

       b.           RSU Grants – Milestone Shares.  On July 1, 2014 the Company shall grant to Brackpool 100,000 restricted stock units (“RSU’s”) pursuant to the 2014 Plan.  The RSU’s shall vest as a performance goal based milestone award once construction financing necessary for the implementation of the Cadiz Valley Water Conservation and Storage Project, as defined in the approved Final Environmental Impact Report, is secured (the “Milestone Event”), provided that the Milestone Event shall have occurred not later than June 10, 2017.  The determination as to whether and when the Milestone Event has occurred shall be made by the Committee then administering the 2014 Plan pursuant to Section 4 of the 2014 Plan, acting reasonably and in good faith.  Notwithstanding the above, the 100,000 RSU’s provided for in this subsection (b) (hereinafter, the “Milestone Shares”) shall accelerate and immediately vest upon a Change in Control (as defined in the 2014 Plan).  All Milestone Shares (whether vesting upon the Milestone Event or by acceleration) shall be distributed to Brackpool in shares of the Company’s stock immediately upon vesting.

       c.           Discretionary Annual Bonus.  Following the conclusion of each fiscal year during the term of this Agreement, the Board shall make a good faith evaluation of the performance of Brackpool during such year, on the basis of which Brackpool shall receive a bonus in an amount and upon such other terms and conditions as shall be determined at the discretion of the Board.

       d.           Other Equity Based Compensation.  In the event that the Company, following the execution of this Agreement, adopts a new compensation plan or program for senior management (the “Compensation Plan”), then Brackpool shall be invited to participate in the Compensation Plan.  Brackpool’s participation in the Compensation Plan shall be negotiated between Brackpool and the Company in good faith at a level consistent with that of a member of senior management with comparable duties and responsibilities.

       e.           Fringe Benefits.  In addition to the compensation set forth above, Brackpool shall be entitled to the following benefits:

          i.           Four (4) weeks paid annual vacation, provided that no more than two weeks are to be taken consecutively;

          ii.           Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

          iii.           Medical coverage under the group medical insurance plan of the Company (or COBRA coverage, at the election of Brackpool);

          iv.           Participation in any pension, profit-sharing, 401(k), or deferred compensation plan maintained by the Company for the general benefit of its employees; provided, however, that in the event the Company maintains a matching 401(k) plan and, in any year in which Brackpool’s base cash compensation has been reduced as described in Section 4 above the Company is prohibited under applicable statute, rule, regulation or otherwise from matching the full amount which Brackpool has contributed to the plan, then the Company shall, within thirty (30) days following the end of such year, pay as additional compensation to Brackpool a cash sum equal to the difference between (x) the amount of the matching contribution which would have been made by the Company to the plan for the benefit of Brackpool had all RSU’s which vested during such year pursuant to Section 5(a) been deemed compensation to Brackpool for purposes of the plan and (y) the amount of the matching contribution actually made by the Company to the plan for the benefit of Brackpool for such year;

          v.           An automobile allowance and/or access to Company vehicles consistent with the Company’s prior practice concerning Brackpool;

          vi.           Participation in any other benefit plan maintained by the Company for the general benefit of its employees; and

          vii.           Any other benefits not specifically set forth herein as may be granted by the Company in its sole and absolute discretion.

       f.           Deduction and Reimbursement.  Brackpool hereby agrees that the Company may deduct and withhold from the compensation payable to Brackpool hereunder any amounts of money required to be deducted or withheld by the Company under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

       g.           Adjustment of Share Amounts.  The awards and shares issuable to Brackpool under the 2014 Plan pursuant to this Agreement (including, without limitation, the RSU Grants described in Sections 5(a) and 5(b) above) shall be subject to adjustment pursuant to and in accordance with Section 16 of the 2014 Plan.

    6.           TERMINATION.  This Agreement continue in full force and effect unless and until terminated as provided in this Section.

       a.           Termination Events.  This Agreement shall terminate:

          i.           Upon the death or Disability of Brackpool, "Disability" having the definition set forth in the 2014 Plan.

          ii.           At the election of the Company, upon a Change in Control  or at such time, if any, as the Company ceases to conduct business for any reason whatsoever.

          iii.           At the election of the Company, upon the dismissal of Brackpool by the Company for Cause.  For purposes of this Agreement, "Cause" shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary:

             (1)           Brackpool’s material failure to perform his duties which remains uncured for more than ten (10) days after a written warning (except in the case of a deliberate and bad faith failure to perform his duties, which shall require no warning),

             (2)           Brackpool’s breach of his fiduciary duty to the Company,

             (3)           Brackpool’s indictment (or equivalent) for a felony or other serious crime, or

             (4)           Brackpool’s commission of a wrongful act that would make the continuance of his employment by the Company detrimental to the Company.

          iv.           At the election of Brackpool, upon a material breach by the Company of any term or condition of this Agreement or upon a material change in Brackpool’s job title or a material reduction in Brackpool’s duties and responsibilities hereunder.

          v.           At the election of either party, without Cause.

       b.           Payments Following Termination.  Following termination of this Agreement, whether for any of the reasons specifically set forth above or for any other reason, the Company shall have no obligation to make payments to or bestow benefits upon Brackpool after the date of termination except as may be required by law, as described in this subsection (b), and under the 2014 Plan (to the extent not otherwise provided for in this Agreement).  References under this Agreement to Brackpool’s termination of employment or the termination of this Agreement shall be deemed to refer to the date upon which Brackpool has experienced a “separation from service” within the meaning of Code Section 409A, as defined below:

          i.           In the event of termination of this Agreement by the Company pursuant to Section 6(a)(i) as the result of Brackpool’s death or Disability, Brackpool or his estate shall be entitled to receive (i) all RSU’s thereupon vested pursuant to Section 5(a) hereof; (ii) base compensation as set forth in Section 4 above for a period of two (2) years following Brackpool’s death or Disability as though Brackpool were continuing to provide services to the Company under this Agreement; and (iii) the Milestone Shares, should the Milestone Event occur on or following the date of termination but not later than June 10, 2017.  Any such payment shall be in addition to, and not in lieu of, any payments made pursuant to any Company provided death or disability benefit plans.

          ii.           In the event of termination of this Agreement by the Company concurrently with or following a Change in Control pursuant to Section 6(a)(ii) above, Brackpool shall be entitled to receive (i) base compensation as set forth in Section 4 above for a period of two (2) years following the effective date of termination, as though Brackpool were continuing to provide services to the Company under this Agreement, and (ii) for a period of two (2) years following the effective date of termination, all Other Compensation as described in Section 5(e) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Brackpool.

          iii.           In the event of termination of this Agreement by the Company for Cause pursuant to Section 6(a)(iii) above, or in the event of termination of this Agreement by Brackpool without Cause pursuant to Section 6(a)(v) above, the Company shall have no further liability or obligation to Brackpool under this Agreement other than the Company's obligation to pay base compensation as set forth in Section 4 above and fringe benefits as described in Section 5(e) above and to issue shares with respect to the RSU‘s which have theretofore vested as described in Section 5(a) above, all to the extent that such base compensation, fringe benefits or shares underlying RSU’s are accrued but unpaid or unissued as of the effective date of termination.

          iv.           In the event of termination of this Agreement by Brackpool pursuant to Section 6(a)(iv) above or by the Company without Cause pursuant to Section (a)(v) above, or in the event of termination of this Agreement by the Company for any reason not specifically set forth above, Brackpool shall be entitled to receive (i) all RSU’s thereupon vested pursuant to Section 5(a) hereof; (ii) base compensation as set forth in Section 4 above for a period of one (1) year following the effective date of termination, as though Brackpool were continuing to provide services to the Company under this Agreement, (iii) the Milestone Shares, should the Milestone Event occur on or following the effective date of termination but not later than June 10, 2017; and (iv) for a period of one (1) year following the effective date of termination, all Other Compensation as described in Section 5(e) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Brackpool.

          v.           The termination of this Agreement shall not affect the right of Brackpool to exercise any stock option, to purchase securities of the Company, or to receive payments or equity securities under any incentive plans in which Brackpool participates, which rights may have vested under the terms of the applicable equity grant or incentive plan prior to the date of termination.  For purposes of this Agreement, RSUs which vest, and shares which are issuable to Brackpool on an accelerated basis pursuant to Sections 5(a) or 5(b) above as a consequence of Brackpool’s termination shall constitute rights vested prior to the date of termination.

       c.           Return of Company's Property.  If this Agreement is terminated for any reason, the Company may, at its option, require Brackpool to vacate his offices prior to the effective date of a termination and to cease all activities on the Company’s behalf.  Brackpool agrees that on the termination of this Agreement in any manner, he will immediately deliver to the Company all notebooks, brochures, documents, memoranda, reports, files, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of the Company, which are or have been in his possession or under his control and which have not been returned to the Company.  Brackpool hereby expressly acknowledges that all such materials referenced above are the property of the Company.

       d.           Public Identification.  If this Agreement is terminated for any reason, Brackpool shall immediately and forever thereafter cease to hold himself out to any person, firm, partnership, corporation or other entity as an employee, agent, independent contractor or representative of the Company or of any entity owned by, or affiliated with, the Company.

       e.           Timing of Payments Under Certain Circumstances.  With respect to any amount that becomes payable to or for the benefit of Brackpool under this Agreement upon Brackpool’s Separation from Service (as defined below) for any reason, the provisions of this subsection (e) will apply, notwithstanding any other provision of this Agreement to the contrary.  If the Company determines in good faith that Brackpool is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount of deferred compensation that becomes payable to or for the benefit of Brackpool upon Separation from Service (other than by reason of the death of Brackpool) and that otherwise would be payable during the six-month period following Brackpool’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Brackpool’s death).  A “Separation from Service” of Brackpool means Brackpool’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.  Any payment suspended as provided in this subsection (e), unadjusted for interest on such suspended payment, shall be paid to Brackpool in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Brackpool, as applicable, provided that the death of Brackpool during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Brackpool’s death.

    7.           EXPENSES.  The Company shall reimburse Brackpool for all out-of-pocket expenses incurred by Brackpool in the performance of his duties hereunder, including, but not limited to, telephone, travel, and office expenses, all subject to such written guidelines and/or requirements for verification as the Company may, in its sole and absolute discretion, establish.

    8.           CONFIDENTIALITY AND TRADE SECRETS.  For purposes of this Section 8, the term "Company" shall collectively refer to the Company and any affiliate thereof.

       a.           Confidential Information.  Brackpool shall keep in strictest confidence all information relating to the business, affairs, products, customers and suppliers of the Company (collectively hereinafter referred to as "Trade Secrets"), which Brackpool has obtained or may acquire in the course of his employment by the Company and which is not otherwise generally known to the public.  Brackpool acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company, and the Company would not enter into this contract of employment and such information would not be made available to Brackpool in Brackpool's fiduciary capacity unless the Company were assured that all such information will be used for the exclusive benefit of the Company.  Accordingly, during the term of this Agreement, and at all times thereafter, Brackpool shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of the Company.

       b.           Non-Competition.  Brackpool agrees that during the period of his employment, Brackpool will not, directly or indirectly, engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as a director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged in any country in which the Company conducts business (including, without limitation, the United States, its possessions and territories), in any business competitive with the business then being carried on by the Company.

       c.           Client Information.  Brackpool hereby specifically agrees that he will not utilize any information concerning the customers, licensees or other clients, partners or affiliates of the Company which Brackpool acquires during the term of this Agreement, whether or not the same originated through Brackpool's efforts, for any purpose detrimental to the business of the Company.  Without limitation of the foregoing, Brackpool agrees that he shall not at any time interfere with any existing contracts of the Company, and further agrees that he shall not engage in business discussions with any person or entity with whom he or the Company are in negotiations at the time he ceases to be an employee of the Company until after such negotiations have been concluded.

       d.           Solicitation of Employees.  Brackpool acknowledges that important factors in the Company's business and operations are the loyalty and good will of its employees and its customers.  Accordingly, Brackpool agrees that both during the term of this Agreement and after the expiration or termination of this Agreement he will not enter into, and will not participate in, any plan or arrangement to cause any of the Company's employees to terminate his employment with the Company or hire any of such employees in connection with business initiated by Brackpool or any other person, firm or corporation.  Brackpool further agrees that information as to the capabilities of the Company's employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Company and constitutes its valuable trade secrets.

       e.           Ongoing Obligation.  The provisions in this Section 8 shall be binding during Brackpool's employment and at all times thereafter, regardless of the circumstances or reasons for termination of this Agreement.  In the event the provisions in this Section 8 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

    9.           REMEDY FOR BREACH.  Brackpool acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Brackpool of the provisions of this Agreement will cause the Company irreparable injury.  It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond.  Such relief shall not be exclusive, but shall be in addition to any other rights or remedies Company may have for such breach, and Company shall be entitled to recover all costs and expenses, including reasonably attorneys' fees, incurred by reason of any breach of the covenants of this Agreement.  Similarly, the provisions of this Section 9 shall not it any way limit any rights or remedies to which Brackpool may be entitled in the event of a breach by the Company of any obligations of the Company arising under this Agreement.

    10.             LITIGATION AND ATTORNEYS FEES.  In the event of any litigation or arbitration between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, each party to such litigation or arbitration shall pay its own costs and expenses.

    11.             BOARD ACTIONS.  Any actions required to be taken or determinations to be made by the Board under this Agreement may, at the discretion of the Board, be taken or made by the Compensation Committee or any other duly authorized committee of the Board.

    12.             ADDITIONAL ACKNOWLEDGMENTS.

       a.           Brackpool understands that the terms of this Agreement may be required to be disclosed in, or filed as an exhibit to, the Company’s annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission.

       b.           Brackpool acknowledges and agrees that he has fully read and understands this Agreement, has been advised to and has been given the opportunity to consult with his attorney concerning this Agreement, has been advised that the Company's attorney as not acted as his attorney concerning this Agreement, has had any questions regarding its effect or the meaning of its terms answered to his satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

    13.             GENERAL PROVISIONS.

       a.           The failure of the Company at any time to enforce performance by Brackpool of any provisions of this Agreement shall in no way affect the Company's rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

       b.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Brackpool hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Brackpool may not assign either the benefits or the obligations of this Agreement.

       c.           Brackpool shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

       d.           This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

       e.           The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

       f.           This Agreement may not be modified except by a written instrument signed by all parties hereto.

       g.           All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

       h.           This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith.  Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

       i.           Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may, with the prior consent of both the Company and Brackpool, be settled by binding arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

    14.             SECTION 409A.

       a.           It is the intention of Company and Brackpool that this Agreement shall comply with the requirements of Code Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Code Section 409A or be payable on a fixed date or schedule under Code Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Company or Brackpool determines that any compensation or benefit payable under this Agreement may be subject to Code Section 409A(a)(1), Company and Brackpool, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to cause the compensation and benefits payable under this Agreement not to be subject to Code Section 409A(a)(1) and to preserve the intended tax treatment of such compensation and benefits. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A.

       b.           Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

       c.           Company shall not make any deductions for money or property that Brackpool owes to Company, or offset or otherwise reduce any sums that may be due or become payable to or for the account of Brackpool, from amounts that constitute deferred compensation for purposes of Code Section 409A.

       d.           Brackpool’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A or otherwise.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRACKPOOL:

/s/ Keith Brackpool
Keith Brackpool

THE COMPANY

Cadiz Inc.

By:	/s/ Murray Hutchison
Murray Hutchison
Chair, Compensation Committee